EXHIBIT 10.1

EXECUTION COPY
U.S. $25,000,000
LOAN AGREEMENT
Dated as of July 11, 2006
Among
ADAMS RESPIRATORY THERAPEUTICS, INC.
as Borrower
and
ROYAL BANK OF CANADA
as Lender

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ii

Page
SECTION 7.03. No Waiver; Remedies	17
SECTION 7.04. Costs and Expenses	17
SECTION 7.05. Right of Set-off	18
SECTION 7.06. Binding Effect	18
SECTION 7.07. Participations and Assignments	18
SECTION 7.08. Governing Law	18
SECTION 7.09. Execution in Counterparts	19
SECTION 7.10. Jurisdiction, Etc.	19
SECTION 7.11. Patriot Act Notice	19
SECTION 7.12. Release of Liens	19
SECTION 7.13. Waiver of Jury Trial	19

Schedule

Schedule I – Certain Disclosed Items

Exhibits

Exhibit A – Form of Promissory Note

Exhibit B – Form of Security Agreement

Exhibit C – Form of Borrowing Notice
Adams Respiratory Therapeutics, Inc.- Bridge Loan Agreement

LOAN AGREEMENT
          LOAN AGREEMENT dated as of July 11, 2006 among ADAMS RESPIRATORY THERAPEUTICS, INC., a Delaware corporation (the “Borrower”) and ROYAL BANK OF CANADA (“Royal Bank”), as lender hereunder (the “Lender”).
          PRELIMINARY STATEMENTS:
          (1) The Borrower has requested that the Lender lend the Borrower up to $25,000,000 (the “Bridge Facility”).
          (2) The Lender has indicated its willingness to lend such amount on the terms and conditions of this Agreement.
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Advance” means each advance made by the Lender to the Borrower pursuant to Article II and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Advance).
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
     “Applicable Margin” means (a) 0.00% per annum for Base Rate Advances and (b) 0.75% per annum for Eurodollar Rate Advances.
     “Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Advance, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Eurodollar Rate or any other interest rate of an Advance is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Advances. A Eurodollar Rate Advance shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the Lender. The rate of interest on Eurodollar Rate Advances shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.
     “Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions of drawing).
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     “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:
     (a) the rate of interest determined by Royal Bank from time to time as its prime commercial lending rate for such day for United States dollar loans made in the United States; and
     (b) 1/2 of 1% per annum above the Federal Funds Rate.
     “Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).
     “Borrower” has the meaning specified in the recital of parties to this Agreement.
     “Borrowing” means a borrowing under the Bridge Facility.
     “Bridge Facility” has the meaning specified in the second recital hereto.
     “Bridge Facility Advance” means an advance made by the Lender under the Bridge Facility.
     “Bridge Facility Commitment” has the meaning specified in Section 2.01.
     “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.
     “Cash Collateral” has the meaning specified in Section 2.03(d).
     “Cash Collateralize” has the meaning specified in Section 2.03(d).
     “Change in Control” means any acquisition, directly or indirectly, by any Person, or two or more Persons acting in concert, of beneficial ownership of 35% or more of the outstanding shares of Voting Stock of the Borrower.
     “Commitments” means the Bridge Facility Commitment and the Letter of Credit Commitment.
     “Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07, 2.11 or 2.14.
     “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (including, without limitation, redeemable preferred equity instruments and debt instruments convertible into equity), (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit that secure Debt, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to
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supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.
     “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
     “Effective Date” has the meaning specified in Section 3.01.
     “Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
     “Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.
     “ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.
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     “Eurodollar Rate” means, for any Interest Period for all applicable Eurodollar Rate Advances, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by the Lender to be the offered rate which appears on the Reuters LIBOR 01 page, or if such page is not available, the page of the Telerate Screen (currently being page 3750) which displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. dollars (for delivery on the first day of such period) with a term equivalent to such period, determined as of approximately 11:00 a.m. (London, England time) on the date that is two Business Days prior to the commencement of such Interest Period, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such pages or services or if such pages or services shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by the Lender to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. dollars (for delivery on the first day of such period) with a term equivalent to such period, determined as of approximately 11:00 a.m. (London, England time) on the date that is two Business Days prior to the commencement of such Interest Period, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by the Lender for deposits (for delivery on the first day of the relevant period) in U.S. dollars of amounts in same day funds comparable to the principal amount of the applicable Advance for which the Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on the date that is two Business Days prior to the commencement of such Interest Period, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.
     “Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).
     “Events of Default” has the meaning specified in Section 6.01.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.
     “GAAP” has the meaning specified in Section 1.03.
     “Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
     “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.
     “Interest Period” means, for each Eurodollar Rate Advance, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one month; provided, however, that:
     (a) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the
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next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
     (b) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “L/C Maturity Date” has the meaning assigned to such term in Section 2.01(b).
     “L/C Related Documents” has the meaning assigned to such term in Section 2.03.
     “Lender” has the meaning specified in the recital of parties to this Agreement.
     “Letter of Credit” has the meaning assigned to such term in the Section 2.01.
     “Letter of Credit Advance” means an advance made by the Lender under the Letter of Credit Facility.
     “Letter of Credit Agreement” has the meaning assigned to such term in Section 2.03.
     “Letter of Credit Commitment” has the meaning assigned to such term in Section 2.01(b).
     “Letter of Credit Facility” has the meaning assigned to such term in Section 2.01(b).
     “Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
     “Loan Documents” means (a) this Agreement, (b) the Note and (c) the Security Agreement, in each case as amended.
     “Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Borrower or the Borrower and its Subsidiaries taken as a whole; provided, however, that, in any event, the following shall not be deemed to be or to have caused a Material Adverse Change: (x) the arising or existence of any private label competitor, (y) the existence of challenges to the Borrower’s patents previously disclosed by the Borrower to the Lender prior to the Effective Date and as set forth in Schedule I, or the commencement of any similar challenge arising after the Effective Date hereto and identified in writing to the Lender and (z) any adverse determination of any patent challenge that is subject to appeal and that does not operate as a or otherwise provide injunctive relief against the manufacture of the Borrower’s products.
     “Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrower or the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Lender under this Agreement or any other Loan Document or (c) the ability of the Borrower to perform its obligations under this Agreement and each other Loan Document; provided, however, that, in any event, the following shall not be deemed to be or to have caused a Material Adverse Effect: (x) the arising or existence of any private label competitor, (y) the existence of challenges to the Borrower’s patents previously disclosed by the Borrower to the Lender prior to the Effective Date and as set forth in Schedule I, or the commencement of any similar challenge arising
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after the Effective Date hereto and identified in writing to the Lender and (z) any adverse determination of any patent challenge that is subject to appeal and that does not operate as a or otherwise provide injunctive relief against the manufacture of the Borrower’s products.
     “Maturity Date” means the earliest of (a) date that is 90 days following the Effective Date, (b) the date upon which the Borrower enters into any credit facility or consummates any private or public debt issuance, in each case having aggregate proceeds in excess of $25,000,000 and (c) the date of issuance of any equity interests of the Borrower or any convertible debt issuance.
     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
     “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
     “Note” means a promissory note of the Borrower payable to the order of the Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to the Lender resulting from the Advances made by the Lender.
     “Notice of Issuance” has the meaning assigned to such term in Section 2.03.
     “Obligations” means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by the Borrower to the Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under this Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any bankruptcy or insolvency proceeding upon or after the insolvency of the Borrower, whether or not allowed in such proceeding), fees, expenses, legal fees and any other sum chargeable to the Borrower under this Agreement or any of the other Loan Documents
     “Patriot Act” has the meaning specified in Section 4.01(g).
     “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
     “Plan” means a Single Employer Plan or a Multiple Employer Plan.
     “Revolving Credit Agreement” means the first lien revolving credit agreement contemplated to be effectuated by the Borrower, certain Subsidiary guarantors and Royal Bank, as administrative agent, on the Maturity Date.
     “Royal Bank” has the meaning specified in the recital of parties to this Agreement.
     “Security Agreement” means the security agreement, in substantially the form of Exhibit B, executed and delivered by the Borrower on the Effective Date.
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     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
     “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
          SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
          SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the Borrower’s most recent financial statements (“GAAP”).
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES
          SECTION 2.01. The Advances. (a) The Lender agrees, on the terms and conditions hereinafter set forth, to make up to three Advances to the Borrower (the “Bridge Facility Commitment”), from and after the Effective Date, in an aggregate amount for all such Advances not to exceed at any time $25,000,000.
     (b) The Letters of Credit. The Lender agrees, on the terms and conditions hereinafter set forth, to issue standby letters of credit (the “Letters of Credit”) in U.S. Dollars for the account of the Borrower (the “Letter of Credit Commitment”) from time to time on any Business Day during the period from the Effective Date until 5 days before the Maturity Date in an aggregate amount not to exceed $10,000,000 (the “Letter of Credit Facility”). No Letter of Credit shall have an expiration date later than twelve months following the date of issuance thereof (the “L/C Maturity Date”; provided, however, that a Letter of Credit may contain a provision providing for automatic extension of the L/C Maturity Date in the absence of a notice of non-renewal from the Lender, and in such case, the L/C Maturity Date may be extended in accordance with the terms and conditions of such Letter of Credit. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of additional Letters of Credit under this Section 2.01(b).
          SECTION 2.02. Making the Advances. (a) Each Advance shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the proposed date of such Advance in the case of a Eurodollar Rate Advance, or the first Business Day prior to the proposed date of such Advance in the case of a Base Rate Advances, by the Borrower to the Lender. Such request for an Advance shall be by telephone, confirmed immediately in writing or telecopier or telex, and substantially in the form of Exhibit C, specifying therein the requested (i) date of the Advance, (ii) Type of the Advance and (iii) aggregate amount of the Advance. Upon fulfillment of the applicable conditions set forth in Article III, the Lender will make the Advance available to the Borrower in such account as the Borrower may specify from time to time. Each Advance shall be in a minimum amount of $500,000 or an integral multiple of $250,000 in excess thereof.
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     (b) Anything in subsection (a) above to the contrary notwithstanding, the Borrower may not request a Eurodollar Rate Advance if the obligation of the Lender to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.07 or 2.11.
     (c) In the case of any request for a Eurodollar Rate Advance, the Borrower shall indemnify the Lender against any loss, cost or expense incurred by the Lender as a result of any failure to fulfill, on or before the date specified for such Advance in the applicable request, the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund the Advance when the Advance, as a result of such failure, is not made on such date.
          SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to the Lender. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) may be by either telephone (confirmed promptly in writing) or telecopier, in each case specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) Available Amount of such Letter of Credit, (iii) expiration date of such Letter of Credit, (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as the Lender may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to the Lender in its reasonable discretion, the Lender will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referenced in Section 7.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.
          (b) Drawing and Reimbursement. The payment by the Lender of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Lender of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft.
          (c) Letter of Credit Advances. (i) The Obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall survive the termination of this Agreement. All Obligations in respect of Letters of Credit shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by the Lender of any draft or the reimbursement by the Borrower thereof):
     (A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);
     (B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;
     (C) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;
     (D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
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     (E) payment by the Lender under a Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Letter of Credit;
     (F) any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or
     (G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor except for payment in full under this Agreement, any such Letter of Credit Agreement or any other such agreement or instrument, as applicable.
          (d) Covenant to Cash Collateralize; Survival of Letters of Credit. Upon the Maturity Date, the Borrower shall: (i)(A) immediately pledge and deposit with or deliver to the Lender cash or deposit account balances pursuant to documentation, in form and substance satisfactory to the Lender, as collateral to secure (“Cash Collateralize”) 102% of the outstanding amount of Letters of Credit issued under this Agreement and (B) grant to the Lender a security interest in all such cash, deposit accounts and all balances therein and all proceeds thereof (the “Cash Collateral”); or
     (ii) arrange or make arrangements reasonably satisfactory to the Lender to have Letters of Credit issued under this Agreement become Letters of Credit under the Revolving Credit Agreement contemplated to be effectuated by the Borrower and Royal Bank on the Maturity Date.
Cash Collateral pledged pursuant to this Section 2.03(d) shall be maintained in blocked deposit accounts at Royal Bank. Upon the drawing of any Letters of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable law, to reimburse the Lender.
          SECTION 2.04. Fees. (a) The Borrower shall pay to the Lender a commitment fee equal to 0.20% of the average daily unused portion of the Bridge Facility Commitment on and after the Effective Date, which fee shall be payable in arrears monthly on the last day of each month and on the Maturity Date and (b) the Borrower shall pay the fee set forth in the Fee Letter dated as of June 6, 2006 between the Lender and the Borrower in respect of the facility provided for under this Agreement as and when such fee becomes due and payable.
     (b) The Borrower shall pay to the Lender a (i) fronting fee equal to 0.25% of the face amount of each issued Letter of Credit (but in no event less than $500), which fee shall be earned and payable in lump sum at the time of such issuance and (ii) Letter of Credit fee equal to 0.75% of the aggregate maximum stated amount of each issued and outstanding Letter of Credit, which fees shall be payable in arrears monthly on the last day of each month and on or before the Maturity Date or the L/C Maturity Date, as applicable.
          SECTION 2.05. Use of Proceeds. The proceeds of the Advances and Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds) solely to finance general corporate purposes.
          SECTION 2.06. Repayment of Advances. The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of the Advances then outstanding.
          (b) Letters of Credit. The Borrower shall repay to the Lender on the earlier of demand and the Maturity Date, the outstanding principal amount of each Letter of Credit Advance made by the Lender, provided that the Borrower may, subject to the conditions of Borrowing set forth herein, request in accordance with Section 2.02 that such payment be financed with a Bridge Facility Advance in an equivalent amount (but in no event greater than the outstanding Available Amount at such time), and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing.
          SECTION 2.07. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to the Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
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     (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears monthly on the last day of each month during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
     (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable monthly in arrears on the last day of each month and on the last day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.
     (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Lender may require the Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to the Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Lender.
          SECTION 2.08. Interest Rate Determination. (a) The Lender shall give prompt notice to the Borrower of the applicable interest rate determined by the Lender for purposes of Section 2.07(a)(i) or (ii).
     (b) If, with respect to any Eurodollar Rate Advances, the Lender notifies the Borrower that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to the Lender of making, funding or maintaining Eurodollar Rate Advances for such Interest Period, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lender to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist.
     (c) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall automatically Convert into Base Rate Advances.
     (d) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a) or (d), (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lender to Convert Advances into Eurodollar Rate Advances shall be suspended.
          SECTION 2.09. Prepayments. The Borrower may, upon at least (a) three Business Days’ notice to the Lender, in the event of a prepayment of Eurodollar Rate Advances, or (b) one Business Day’s notice to the Lender, in the event of a prepayment of Base Rate Advances (including Letter of Credit Advances), stating, in each case, the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lender in respect thereof pursuant to Section 7.04(c).
          SECTION 2.10. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request issued or made after the date hereof from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances (excluding for purposes of this Section 2.10 any such increased costs resulting from
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(i) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which the Lender is organized or has its lending office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by the Lender, pay to the Lender additional amounts sufficient to compensate the Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by the Lender, shall be conclusive and binding for all purposes, absent manifest error.
     (b) If the Lender determines that compliance with any law or regulation or any guideline or request issued or made after the date hereof from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and that the amount of such capital is increased by or based upon the existence of the Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by the Lender, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender or such corporation in the light of such circumstances, to the extent that the Lender reasonably determines such increase in capital to be allocable to the existence of the Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower by the Lender shall be conclusive and binding for all purposes, absent manifest error.
          SECTION 2.11. Illegality. Notwithstanding any other provision of this Agreement, if the Lender shall notify the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Lender or its lending office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (b) the obligation of the Lender to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist.
          SECTION 2.12. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Lender at the account specified by the Lender to the Borrower in writing in same day funds.
     (b) The Borrower hereby authorizes the Lender, if and to the extent payment owed to the Lender is not made when due hereunder or under the other Loan Documents held by the Lender, to charge from time to time against any or all of the Borrower’s accounts with the Lender any amount so due.
     (c) All computations of interest based on the Base Rate shall be made by the Lender on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of facility fees shall be made by the Lender on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
     (d) Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
          SECTION 2.13. Taxes. (a) Any and all payments by the Borrower to or for the account of the Lender hereunder or under the Note or any other documents to be delivered hereunder shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the overall net income of the Lender, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof and, in the case of the Lender, taxes imposed on its overall net income, and franchise taxes
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imposed on it in lieu of net income taxes, by the jurisdiction of the Lender’s lending office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Note or any other documents to be delivered hereunder being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note or any other documents to be delivered hereunder to the Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
     (b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Note or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Note or any other documents to be delivered hereunder (hereinafter referred to as “Other Taxes”).
     (c) The Borrower shall indemnify the Lender for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.13) imposed on or paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date the Lender makes written demand therefor.
     (d) Within 30 days after the date of any payment of Taxes with respect to payments hereunder, the Borrower shall furnish to the Lender, at its address referred to in Section 7.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Lender.
     (e) The Lender, on or prior to the date of its execution and delivery of this Agreement, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long as the Lender remains lawfully able to do so), shall provide the Borrower with two original Internal Revenue Service Forms W-9. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.
          SECTION 2.14. Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Lender not later than 11:00 A.M. (New York City time) on the Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.11, Convert all Advances of one Type into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.
ARTICLE III
CONDITIONS TO EFFECTIVENESS, LENDING
AND ISSUANCE OF LETTERS OF CREDIT
          SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:
     (a) All accrued fees and expenses of the Lender (including the accrued reasonable fees and expenses of counsel to the Lender) shall have been paid.
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     (b) The Lender shall have received on or before the Effective Date the following, each dated such day, in form and substance reasonably satisfactory to the Lender:
     (i) This Agreement duly executed and delivered by the Borrower.
     (ii) A Note, if requested, payable to the order of the Lender.
     (iii) The Security Agreement duly executed and delivered by the Borrower, together with a UCC-1 financing statement in form suitable for filing with the Secretary of State for the State of Delaware.
     (iv) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the other Loan Documents, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other Loan Documents.
     (v) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement, the other Loan Documents and the other documents to be delivered hereunder.
     (vi) A favorable opinion of the General Counsel of the Borrower, substantially in form reasonably satisfactory to the Lender.
     SECTION 3.02. Conditions Precedent to Each Advance. (i) On the Effective Date and on the date of each Advance, the following statements shall be true and the Lender shall have received a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:
     (a) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and
     (b) No event has occurred and is continuing that constitutes a Default.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:
     (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
     (b) The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws or (ii) law or any contractual restriction binding on or affecting the Borrower.
     (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement and each other Loan Document.
     (d) No Material Adverse Change has occurred since June 30, 2005.
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     (e) This Agreement has been, and each of the other Loan Documents when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms.
     (f) There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby.
     (g) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
     (h) Neither the Borrower nor, to the knowledge of the Borrower, any of its Affiliates is in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001) (the “Patriot Act”).
ARTICLE V
COVENANTS OF THE BORROWER
          SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid hereunder, the Borrower will:
     (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with applicable ERISA and Environmental Laws, except where the failure to comply with such laws, rules, regulations and orders would not be reasonably likely to have a Material Adverse Effect.
     (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.
     (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.
     (d) Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower shall not be required to preserve any right or franchise if the Board of Directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and that the loss thereof is not disadvantageous in any material respect to the Borrower or the Lender.
     (e) Visitation Rights. At any reasonable time and from time to time, permit the Lender or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books
Adams Respiratory Therapeutics, Inc.- Bridge Loan Agreement

of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.
     (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.
     (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are necessary in the conduct of its business in good working order and condition, ordinary wear and tear excepted.
     (h) Reporting Requirements. Furnish to the Lender:
     (i) as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;
     (ii) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f); and
     (iii) such other information respecting the Borrower or any of its Subsidiaries as the Lender may from time to time reasonably request.
          SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid hereunder, the Borrower will not, and will not permit any of its Subsidiaries to:
     (a) Liens. Create, incur, assume or suffer to exist Liens securing indebtedness, in each case arising after the Effective Date, except Liens under this Agreement, or enter into any agreement or other contractual arrangement that would impair the ability of the Borrower or such Subsidiary to grant Liens in any material portion of its assets.
     (b) Debt. Create, incur, assume or suffer to exist Debt, in each case arising after the Effective Date, in an aggregate amount in excess of $5,000,000, except Debt under this Agreement.
ARTICLE VI
EVENTS OF DEFAULT
          SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any other Loan Document within three days after the same becomes due and payable; or
     (b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement or any Loan Document shall prove to have been incorrect in any material respect when made; or
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     (c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) or (h) and Section 5.02, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Lender; or
     (d) The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (d); or
     (e) Judgments or orders for the payment of money in excess of $25,000,000 in the aggregate that are not covered by insurance (and as to which coverage has not been disputed) shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal, bonding or otherwise, shall not be in effect; or
     (f) Any provision of any Loan Document after delivery thereof shall for any reason cease to be valid and binding on or enforceable against the Borrower, or the Borrower shall so state in writing; or
     (g) The Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan, and, in any or all such cases, such liability could reasonably be expected to have a Material Adverse Effect;
then, and in any such event, the Lender may, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of the Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
ARTICLE VII
MISCELLANEOUS
          SECTION 7.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Note or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
          SECTION 7.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied, telegraphed, telexed or delivered, if to the Borrower, at its address at 4 Mill Ridge Lane, Mill Ridge Farm, Chester, New Jersey 07930,
Adams Respiratory Therapeutics, Inc.- Bridge Loan Agreement

Attention: David Becker, Chief Financial Officer; if to the Lender, at its address at Royal Bank of Canada, One Liberty Plaza, New York, New York 10006- 1404, Attention: Gordon MacArthur, telecopy number: 212-428-6459; or, as to the Borrower or the Lender, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed, telecopied, telegraphed or telexed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by telex answerback, respectively, except that notices and communications to the Lender pursuant to Article II, III or VII shall not be effective until received by the Lender. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the other Loan Documents or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
          SECTION 7.03. No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under the Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          SECTION 7.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all reasonable costs and expenses of the Lender in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Note, the other Loan Documents and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Lender with respect thereto and with respect to advising the Lender as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Lender, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Note, the other Loan Documents and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Lender in connection with the enforcement of rights under this Section 7.04(a).
     (b) The Borrower agrees to indemnify and hold harmless the Lender and each of its Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Note, this Agreement, any other Loan Document, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 7.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Lender, any of its Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability arising out of or otherwise relating to the Note, this Agreement, any other Loan Document, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.
     (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of the Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(c) or (d) or 2.12, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by the Lender, pay to the Lender any amounts required to compensate the Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain such Advance.
Adams Respiratory Therapeutics, Inc.- Bridge Loan Agreement

     (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 7.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any other Loan Document.
          SECTION 7.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the acceleration of the Advances pursuant to the provisions of Section 6.01, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any other Loan Document, whether or not the Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Lender and its Affiliates may have.
          SECTION 7.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Lender and thereafter shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.
          SECTION 7.07. Participations and Assignments. (a) If an Event of Default shall have occurred and be continuing, the Lender may sell participations to one or more financial institutions or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Commitments, the Advances owing to it and the Note); provided that (i) the Lender’s obligations under this Agreement (including, without limitation, its Commitments to the Borrower hereunder) shall remain unchanged, (ii) the Lender shall remain the holder of the Note for all purposes of this Agreement, (iv) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, the Note or any other Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Note or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Note or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.
          (b) Notwithstanding any other provision set forth in any Loan Document, the Lender may at any time create a security interest in all or any portion of its rights under the Loan Documents (including, without limitation, the Advances owing to it and the Note) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
          (c) If an Event of Default shall have occurred and be continuing, the Lender may at any time assign all or any portion of the Lender’s Advances or Commitments under this Agreement and the other Loan Documents. Any such assignment shall be in a minimum aggregate amount equal to $1,000,000.
          (d) The Lender may, in connection with any participation or assignment or proposed participation or assignment pursuant to this Section 7.07, disclose to the participant or assignee or proposed participant or assignee, any information relating to the Borrower furnished to the Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the participant or assignee or proposed participant or assignee shall agree to preserve the confidentiality of any such information of a non-public nature relating to the Borrower received by it from the Lender.
          SECTION 7.08. Governing Law. This Agreement and the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York.
Adams Respiratory Therapeutics, Inc.- Bridge Loan Agreement

          SECTION 7.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 7.10. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents in the courts of any jurisdiction.
     (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          SECTION 7.11. Patriot Act Notice. (a) The Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the Patriot Act.
          SECTION 7.12. Release of Liens. Upon the sale, lease, transfer or other disposition of any item of Collateral (as defined in the Security Agreement) of the Borrower, the Lender will, at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Agreement in accordance with the terms of the Loan Documents. Subject to the requirements set forth in Section 2.03(d) in respect of outstanding Letters of Credit, upon payment in full of all Obligations hereunder (other than contingent indemnification obligations for which no demand has been made), the Lender will, at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence the release of all Collateral from the assignment and security interest granted under the Security Agreement in accordance with the terms of the Loan Documents.
          SECTION 7.13. Waiver of Jury Trial. EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE ACTIONS OF THE LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
[SIGNATURE PAGES FOLLOW]
Adams Respiratory Therapeutics, Inc.- Bridge Loan Agreement

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ADAMS RESPIRATORY THERAPEUTICS, INC.
as Borrower

By	/s/ David Becker

Name: David P. Becker
Title: Executive Vice President and Chief
Financial Officer
Adams Respiratory Therapeutics, Inc.- Bridge Loan Agreement

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ROYAL BANK OF CANADA
as Lender

By	/s/ Gordon MacArthur

Title: Gordon MacArthur
Authorized Signatory
Adams Respiratory Therapeutics, Inc.- Bridge Loan Agreement